Exhibit 7.35

EXECUTION VERSION

POST-CLOSING EQUITY COMMITMENT AGREEMENT

This Post-Closing Equity Commitment Agreement (this “Agreement”) dated as of July 1, 2014 is entered into by and among Giant Group Holdings Limited, an exempted company with limited liability incorporated and existing under the Laws of the Cayman Islands (“Holdco”), CDH Wealth Management Company Limited, an exempted company with limited liability incorporated and existing under the Laws of the Cayman Islands (“CDH Advisor”), CDH WM Giant Fund, L.P., an exempted limited partnership organized and existing under the Laws of the Cayman Islands (“CDH LP”), CDH Journey Limited, a limited liability company organized and existing under the laws of the Cayman Islands and a wholly owned subsidiary of CDH LP (“CDH SPV”, together with CDH Advisor and CDH LP, “CDH”), Baring Asia Private Equity Fund V, L.P., an exempted limited partnership organized and existing under the Laws of the Cayman Islands (“Baring LP”), Hony Capital Fund V, L.P., an exempted limited partnership organized and existing under the Laws of the Cayman Islands (“Hony LP” and, together with Baring LP and CDH LP, the “Sponsors”) and Union Sky Holding Group Limited, a business company with limited liability incorporated and existing under the laws of the British Virgin Islands (“Union Sky” and, together with the Sponsors, the “Investors”).

RECITALS

WHEREAS, Giant Interactive Group Inc. (the “Company”), Giant Investment Limited, a direct wholly-owned Subsidiary of Holdco (“Parent”), and Giant Merger Limited, a direct wholly-owned Subsidiary of Parent (“Merger Sub”) entered into that certain Agreement and Plan of Merger, dated as of March 17, 2014, as amended by that certain Amendment No. 1 to the Agreement and Plan of Merger dated as of May 12, 2014 (as further amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly-owned Subsidiary of Parent.

WHEREAS, Union Sky, Vogel Holding Group Limited (“Vogel”) and Baring Private Equity Asia V Holding (12) Limited (“Baring SPV”) executed a support agreement in favor of Parent and Holdco dated as of March 17, 2014 (the “Support Agreement”), pursuant to which, each of Union Sky and Baring SPV has agreed to, subject to the terms and conditions set forth therein and among other obligations, (i) the cancellation of all (in the case of Baring SPV) or a portion (in the case of Union Sky) of their respective ordinary shares of the Company for no consideration in the Merger, and (ii) subscribe for newly issued ordinary shares of Holdco (the “Holdco Shares”) immediately prior to the Closing in accordance with the terms thereof, and Union Sky, Vogel and Baring SPV each has agreed to vote their respective ordinary shares of the Company in favor of approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger (the “Transactions”) upon the terms and conditions set forth in the Support Agreement.

WHEREAS, Holdco, CDH Advisor, Baring LP, Hony LP and Union Sky entered into that certain Equity Commitment Agreement dated as of April 25, 2014, as amended and restated by an Amended and Restated Equity Commitment Agreement dated as of May 12, 2014 (the “Equity Commitment Agreement”), pursuant to which CDH Advisor agreed to cause CDH LP to make, directly or indirectly, certain equity investments in Holdco in an aggregate amount of US$300,000,000 upon the terms and conditions set forth in the Equity Commitment Agreement.

WHEREAS, on June 6, 2014, each of Baring LP, Hony LP and CDH LP entered into a letter agreement in favor of Holdco (such Sponsor’s “Equity Commitment Letter”), pursuant to which each of the Sponsors agreed, subject to the terms and conditions set forth therein, to make an equity investment in Holdco immediately prior to the effective time of the Merger in connection with the Transactions.

WHEREAS, on the date hereof, each of Hony LP and CDH LP entered into a letter agreement in substantially the same form as its Equity Commitment Letter (such Sponsor’s “Amended Equity Commitment Letter”), reflecting its revised equity commitment to invest in Holdco immediately prior to the effective time of the Merger. The Amended Equity Commitment Letter of each of Hony LP and CDH LP replaced such Sponsor’s Equity Commitment Letter in its entirety.

WHEREAS, the parties thereto desire to terminate the Equity Commitment Agreement and enter into this Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements and covenant set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Post-Closing Investment.

(a) Union Sky shall sell and transfer to CDH SPV, and CDH SPV shall purchase from Union Sky, 2,500,000 Holdco Shares (at a per share price equal to the Per Share Merger Consideration, which represents an aggregate purchase price of US$30,000,000 (the “Post-Closing Union Sky Transfer”), (i) on July 21, 2014, if the Closing Date occurs on or before July 18, 2014, or (ii) within one Business Day after the Closing Date, if the Closing Date occurs after July 18, 2014.

(b) Holdco shall issue and allocate to CDH SPV, and CDH SPV shall purchase, 5,833,333 Holdco Shares at a per share price equal to the Per Share Merger Consideration, which represents an aggregate purchase price of US$70,000,000 (the “Post-Closing New Issuance”), (i) on July 21, 2014, if the Closing Date occurs on or before July 18, 2014, or (ii) within one Business Day after the Closing Date, if the Closing Date occurs after July 18, 2014, provided however that the proceeds from such Post-Closing New Issuance shall be used solely for acquisitions of third party companies, assets or businesses by Holdco or any of its wholly-owned subsidiaries unless all parties hereto agree otherwise. All Investors shall cause Holdco to comply with and perform its obligations under the immediately preceding sentence.

(c) CDH SPV shall, and CDH Advisor and CDH LP shall cause CDH SPV to (i) enter into a customary share purchase agreement with Union Sky for the Post-Closing Union Sky Transfer (the “Post-Closing Purchase Agreement”), and (ii) complete the Post-Closing Union Sky Transfer in accordance with the terms thereof.

(d) CDH SPV shall, and CDH Advisor and CDH LP shall cause CDH SPV to, (i) enter into a customary share subscription agreement with Holdco for the Post-Closing New Issuance (the “Post-Closing Subscription Agreement”), and (ii) complete the Post-Closing New Issuance in accordance with the terms thereof.

(e) The completion of the Post-Closing Union Sky Transfer and the Post-Closing New Issuance shall occur simultaneously.

(f) Holdco and Union Sky shall use their reasonable best efforts to obtain any waiver, consent or approval from any Person required in connection with the sale, transfer or issuance of Holdco Shares pursuant to Section 1 of this Agreement.

2. Third-Party Beneficiary. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto any rights or remedies under or by reason of this Agreement.

3. No Modification; Entire Agreement. This Agreement may not be amended or otherwise modified without the prior written consent of Holdco, Union Sky, Baring LP, Hony LP and CDH LP. This Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between, CDH or any of its Affiliates, on the one hand, and Holdco, Union Sky, Baring LP, Hony LP or any of their respective Affiliates, on the other hand, with respect to the transactions contemplated hereby. Each of the parties acknowledges that each party and its respective counsel have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

4. Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of Law principles thereof.

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5. Dispute Resolution.

(a) Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 5(a). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b) Notwithstanding the foregoing, the parties hereto consent to and agree that in addition to any recourse to arbitration as set out in this Section 5, any party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 5(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 5(a) in any way.

6. Counterparts. This Agreement may be executed in any number of counterparts (including by e-mail of PDF or scanned versions or by facsimile), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

7. Termination. This Agreement will terminate automatically and immediately upon the valid termination of the Merger Agreement in accordance with its terms or, if the Merger is consummated, upon the last to occur of (a) the execution of the Post-Closing Purchase Agreement by the parties thereto, and (b) the execution of the Post-Closing Subscription Agreement by the parties thereto.

8. Representations and Warranties. Each party hereto (a “Warrantor”) hereby represents and warrants to the other parties hereto that (a) such Warrantor has all limited partnership or corporate, as applicable, power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by such Warrantor has been duly and validly authorized and approved by all necessary limited partnership or corporate action by it, as applicable, (c) this Agreement has been duly and validly executed and delivered by such Warrantor and (assuming due execution and delivery of this Agreement by all parties hereto and thereto, as applicable) constitutes a valid and legally binding obligation of such Warrantor, enforceable against it in accordance with the terms of this Agreement (subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law)), (d) no action, consent, permit, authorization by, and no notice to or filing with, any governmental entity is required in connection with the execution, delivery or performance of this Agreement by such Warrantor and (e) the execution, delivery and performance of this Agreement by such Warrantor do not (x) violate the organizational documents of such Warrantor, (y) violate any applicable Law binding on such Warrantor or the assets of such Warrantor or (z) conflict with any material agreement binding on such Warrantor. CDH Advisor, CDH LP and CDH SPV hereby represent and warrant to the other parties hereto that CDH LP is and will be managed and controlled by CDH Advisor and CDH SPV is and will be wholly owned by CDH LP.

9. No Assignment. The obligations of CDH under this Agreement may not be assigned or delegated without the prior written consent of the Union Sky, Baring LP and Hony LP. Holdco, Union Sky, Baring LP and Hony LP may not assign their rights without the prior written consent of CDH LP (which shall be given or withheld solely in the discretion of CDH LP). Any transfer or assignment in violation of this Section 9 shall be null and void and of no force and effect.

10. Termination of Equity Commitment Agreement. Each of the parties hereto agrees and confirms that the Equity Commitment Agreement is hereby unconditionally and irrevocably terminated and is of no further force or effect.

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11. Definitions and Interpretation.

(a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement.

(b) Headings are used for reference purposes only and do not affect the meaning or interpretation of this Agreement. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

CDH Wealth Management Company Limited

By:	/s/ Wei Ying
Name:	Wei Ying
Title:	Director

CDH WM Giant Fund, L.P.

By:	Sino Giant Holdings Limited acting as its general partner

By:	/s/ Wei Ying
Name:	Wei Ying
Title:	Director

CDH Journey Limited

By:	/s/ Lilian Xu
Name:	Lilian Xu
Title:	Director

[SIGNATURE PAGE TO POST-CLOSING EQUITY COMMITMENT AGREEMENT]

Giant Group Holdings Limited

By:	/s/ Yuzhu Shi
Name:	Yuzhu Shi
Title:	Director

[SIGNATURE PAGE TO POST-CLOSING EQUITY COMMITMENT AGREEMENT]

Union Sky Holding Group Limited

By:	/s/ Yuzhu Shi
Name:	Yuzhu Shi
Title:	Director

[SIGNATURE PAGE TO POST-CLOSING EQUITY COMMITMENT AGREEMENT]

The Baring Asia Private Equity Fund V, L.P.

By:	Baring Private Equity Asia GP V, L.P. acting as its general partner

By:	Baring Private Equity Asia GP V Limited acting as its general partner

By:	/s/ Ramesh Awatarsing
Name:	Ramesh Awatarsing
Title:	Director

By:	/s/ Christian Wang Yuen
Name:	Christian Wang Yuen
Title:	Director

[SIGNATURE PAGE TO POST-CLOSING EQUITY COMMITMENT AGREEMENT]

Hony Capital Fund V, L.P. Acting by its sole general partner Hony Capital Fund V GP, L.P. Acting by its sole general partner Hony Capital Fund V GP Limited

By:	/s/ Zhao John Huan
Name:	Zhao John Huan
Title:	Authorized Signatory

[SIGNATURE PAGE TO POST-CLOSING EQUITY COMMITMENT AGREEMENT]